Exhibit 99.1

GAUCHO HOLDINGS WELCOMES REAL ESTATE VISIONARY MICHAEL KOH TO ADVISORY BOARD

Strategic Move Strengthens Gaucho Holdings’ Position in the Evolving Luxury Market of Post-Election Argentina

MIAMI, FL / DECEMBER 4, 2023 / Gaucho Group Holdings, Inc. (NASDAQ:VINO), a company that includes a growing collection of e-commerce platforms with a concentration on fine wines, luxury real estate, and leather goods and accessories (the “Company” or “Gaucho Holdings”), today announced the appointment of Michael Koh, founder of one of the most respected real estate property management and consulting firms in Argentina, to the Advisory Board of Gaucho Holdings.

Michael Koh is a distinguished figure in the Argentine luxury real estate sector, recognized for his visionary approach. As the managing partner and founder of Koh Investments, he established ApartmentsBA, Argentina’s most respected real estate property management and consulting firm. Under his leadership, ApartmentsBA thrived until its acquisition by Luxury Retreats in 2010. Additionally, he co-founded and led fypio, a real estate software company, showcasing his versatility in real estate development and technological integration within the sector.

Mr. Koh is currently spearheading the innovative real estate portal, Casa Libre™, set to launch in Q1 of 2024. This platform is anticipated to revolutionize the Argentine real estate market, replacing Zona Prop with its advanced features, including revolutionary software, 3D floor plans, and video walkthroughs. Post-launch in Argentina, there are plans for expansion into Mexico. This ambitious project further demonstrates Mr. Koh’s pioneering spirit in the real estate technology space, having already made a significant impact with fypio, a software that powered Rocket Homes, a direct competitor to Zillow.

The addition of Mr. Koh to the Advisory Board is expected to enhance Gaucho Holdings’ strategic vision and guide its growth in the dynamic luxury real estate market of Argentina. His extensive experience and deep understanding of the Argentine real estate sector will be invaluable in navigating the new economic landscape and seizing investment opportunities.

“Reflecting on my years in Buenos Aires, I often imagined living in Argentina’s golden era,” commented Michael Koh. “I’ve experienced its beauty, got married, and raised Argentine-born children here. I love this country and am excited about its future. I feel confident Javier Milei will lead us back towards prosperity. With rich resources like beef, corn, and lithium, I believe Argentina is on the cusp of realizing its true potential, offering promising investment opportunities along the way.”

Michael Koh’s appointment comes at a crucial time following Argentina’s recent elections, signaling a potential shift and revitalization in the economy. Gaucho Holdings recognizes this political change as an opportunity for economic growth and investment in Argentina, where the Company has been actively investing since 2007.

Scott Mathis, CEO and Founder of Gaucho Holdings, stated: “The appointment of Michael Koh to our Advisory Board is a strategic move to bolster our ‘Argentina army’. With his guidance, we aim to build a bridge for U.S. and global investors to participate in the growth of Argentine assets through our company. We are uniquely positioned to capitalize on these opportunities, thanks to our diversified portfolio and established presence in the Argentine market since 2007. Our synergistic approach across our assets allows us to streamline operations effectively. With Michael on board, we are reinforcing our commitment to expanding our footprint in this promising market.”

Gaucho Holdings is poised to announce new initiatives in response to Argentina’s evolving economic landscape. With a history of successful investments and a seasoned management team familiar with the Argentine market’s nuances, the Company is uniquely positioned to leverage these changes. The addition of Michael Koh to the Advisory Board is a testament to Gaucho Holdings’ dedication to growth and excellence in the luxury market of Argentina.

About Gaucho Group Holdings, Inc.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholdings.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com), and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires™ (gaucho.com), these are the luxury brands in which Argentina finds its contemporary expression.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

Media Relations:

Gaucho Group Holdings, Inc.

Rick Stear

Director of Marketing

212.739.7669

rstear@gauchoholdings.com